S. W. Hatfield, CPA certified public accountants ___________________________Use our past to assist your future. sm

Exhibit 16.1
BTHC X, Inc.
File # 0-52237
Form 8-K

April 7, 2010

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Gentlemen:

On April 7, 2010, this Firm received the final draft copy of an Current Report on Form 8-K to be filed by BTHC X, Inc.(SEC File #0-52237, CIK # 1373685) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA

214.342.9635
f: 214-342-9601 swhcpa@aol.com

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